 EXHIBIT 5.1

March 19, 2020

Nortech Systems Incorporated

7550 Meridian Circle N., Suite 150

Maple Grove, MN 55369

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Nortech Systems Incorporated (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of 50,000 shares of Common Stock, $.01 par value, to be issued by the Company (the “Shares”), pursuant to the terms of the Company’s 2017 Stock Incentive Plan (the “Plan”). Upon examination of such corporate and other documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

1.     The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2.     The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Insitu Law, PLC